UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 10, 2018

CAREDX, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36536	94-3316839
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3260 Bayshore Boulevard

Brisbane, California 94005

(Address of Principal Executive Offices) (Zip Code)

(415) 287-2300

Registrant’s telephone number, including area code

N/A

(Former Name, or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☒

Item 4.01 Changes in Registrant’s Certifying Accountant.

(a) Dismissal of Independent Registered Public Accounting Firm

On April 10, 2018, the Audit Committee (the “Audit Committee”) of the Board of Directors of CareDx, Inc., a Delaware corporation (the “Company”), dismissed Ernst & Young LLP (“EY”) as the Company’s independent registered public accounting firm.

The reports of EY on the Company’s consolidated financial statements for the fiscal years ended December 31, 2017 and 2016 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles, except that the report of EY on the Company’s consolidated financial statements for the fiscal year ended December 31, 2016 contained an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern.

During the fiscal years ended December 31, 2017 and 2016 and the subsequent interim period through April 10, 2018, there have been no “disagreements” (as defined in Item 304(a)(1)(iv) of Regulation S-K and related instructions) with EY on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of EY, would have caused EY to make reference thereto in their reports on the consolidated financial statements for such fiscal years.

During the fiscal years ended December 31, 2017 and 2016 and any subsequent interim period through April 10, 2018, there have been no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K), except that, as of December 31, 2016, the Company identified the following four material weaknesses in the Company’s internal control over financial reporting relating to: (i) certain areas of the Company’s financial statement close process, specifically with respect to an incorrect classification of the deferred consideration payable to the former majority shareholders of CareDx International AB, formerly Allenex AB (“Allenex”), within the Company’s statement of cash flows following the Allenex acquisition, ensuring that the Company’s bonus accrual and contingent liability balances were accurate, ensuring the proper application of foreign exchange rates in the Company’s consolidation process, and ensuring the proper review of terms and conditions of a debt agreement, (ii) a failure to design and implement transaction level or management review controls for the oversight, integration and consolidation of the acquired entities or controls to assess the completeness and accuracy of information, including key inputs and assumptions used by third party specialists, used in estimating the fair value of assets acquired and liabilities assumed, (iii) a failure to properly apply the revenue recognition criteria to certain contractual arrangements with payers, specifically with respect to controls over the proper analysis and review of the terms and conditions of contractual arrangements and controls over the review of the Company’s aged accounts receivables, and (iv) a failure in the design and implementation of controls over the Company’s accounting for inventory overhead absorption. The Company remediated each of these material weaknesses as of December 31, 2017.

The Company provided EY with a copy of the disclosure it is making herein in response to Item 304(a) of Regulation S-K and requested that EY furnish the Company with a copy of its letter addressed to the Securities and Exchange Commission (the “SEC”), pursuant to Item 304(a)(3) of Regulation S-K, stating whether EY agrees with the statements made by the Company in response to Item 304(a) of Regulation S-K. A copy of EY’s letter to the SEC dated April 16, 2018 is filed as Exhibit 16.1 to this Current Report on Form 8-K.

(b) Engagement of Independent Registered Public Accounting Firm

On April 10, 2018, the Audit Committee approved the appointment of Deloitte & Touche LLP (“Deloitte”) as the Company’s new independent registered public accounting firm, effective immediately. During the fiscal years ended December 31, 2017 and 2016 and the subsequent interim period through April 10, 2018, neither the Company, nor anyone on its behalf, consulted Deloitte regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the financial statements of the Company, and no written report or oral advice was provided to the Company by Deloitte that Deloitte concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a “disagreement” (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a “reportable event” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).

Item 8.01 Other Events.

The Company is finalizing with Perceptive Credit Holdings II, LP the documentation (the “Loan Documents”) relating to the term loan contemplated by the binding commitment letter entered into with Perceptive on March 1, 2018, as disclosed in the Current Report on Form 8-K filed by the Company with the SEC on March 1, 2018. The Loan Documents will be on substantially the terms described in the prior Form 8-K and provide for an initial term loan of $15.0 million, with a second tranche of $10.0 million available at the Company’s option, subject to the satisfaction of customary conditions. The Company expects to enter into the Loan Documents and close the initial $15.0 million tranche of funding by April 18, 2018.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

16.1	Letter of Ernst & Young LLP.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 16, 2018	CAREDX, INC.

	By:	/s/ Michael Bell
Michael Bell
Chief Financial Officer